EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES POTENTIALLY SUPERIOR PROPOSAL

        Scarsdale, New York, February 21, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that the Special Committee of its Board of Directors met on Friday, February 16, 2007 and recommended unanimously to the Board of Directors that the previously announced proposal by Premier Home Health Care Services, Inc. had not led to a Superior Proposal within the meaning of the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. within the time period contemplated by said Agreement and therefore had to be rejected. NHHC's Board of Directors unanimously accepted the recommendation of the Special Committee. On Saturday, February 17, 2007 Premier Home Health Care Services, Inc. delivered a new proposal offering to acquire NHHC by merger (as opposed to the share purchase contemplated by its prior proposal), paying each shareholder $12 per share, reducing the EBITDA condition to $7.7 million from $7.9 million in the prior proposal and reducing the break-up fee from a maximum of $3.55 million in the prior proposal to $3.0 million. The Special Committee of NHHC's Board of Directors met on Sunday, February 18, 2007 and recommended unanimously to the Board of Directors that the revised proposal would reasonably be expected to lead to a Superior Proposal and should be pursued in the exercise of the Board's fiduciary duties. NHHC's Board of Directors unanimously accepted the recommendation of the Special Committee. Angelo Gordon has expressed its view that NHHC's discussions with Premier Home Health Care Services, Inc. regarding its new proposal may constitute a violation of the Agreement and Plan of Merger. NHHC strongly disagrees with this position.

        On February 18, 2007 the Special Committee also recommended unanimously to the Board of Directors that a letter received by NHHC from Scott-Macon Ltd. stating that it had been retained by an investment group interested in exploring the possibility of making an investment in NHHC or acquiring some or all of its assets or stock did not provide NHHC with enough information to enable the Committee to determine that it would reasonably be expected to lead a Superior Proposal and therefore had to be rejected. NHHC's Board of Directors unanimously accepted the recommendation of the Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.